Exhibit 4

                                      October 5, 1998



     Douglas H. Yaeger, as President of Laclede Gas Company, and Gerald T. McNeive, Jr., as Senior Vice President - Finance and General Counsel of Laclede Gas Company, pursuant to certain resolutions adopted by the Laclede Gas Company Board of Directors on July 24, 1997, and on October 23, 1997, which resolutions, among other things, granted to certain Company officers the authority to execute such amendments as they may deem necessary, appropriate or desirable (A) to reflect changes in benefits to be afforded the Company's non-union employees, which changes in benefits shall be generally comparable to the changes in benefits afforded to members of the Oil, Chemical and Atomic Workers Union, Local 5-6 and Local 5-194 under the collective bargaining agreements between the Company and each of such Locals; and (B) in connection with the appointment of American Express Trust Company as trustee of the Laclede Gas Company Wage Deferral Savings Plan (the "Plan"); do deem it necessary, appropriate and desirable that the Plan amendments in the attached Exhibit A be effectuated by the Company, such amendments to be effective on the dates specified for each such amendment in Exhibit A and to be evidenced by the signatures on the attached Exhibit A of Douglas H. Yaeger and Gerald T. McNeive, Jr.




































                                 Page 19
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                  AMENDMENTS FOR THE LACLEDE GAS COMPANY
                       WAGE DEFERRAL SAVINGS PLAN


The following amendments are effective February 1, 1998, except where otherwise noted.

1. Section 1.2 is hereby amended in its entirety to read as follows:

   "1.2 Named Plan Fiduciaries
        The authority to control and manage the operation and administration of this Plan shall be vested in the Plan Administrator. As the sponsor of this Plan, the Company shall have the right to amend this Plan, to designate this Plan's named fiduciaries, and to exercise all functions necessary to the operation of this Plan, except those which are, by this Plan or the related Trust Agreement, assigned to another named fiduciary or to Participants, and, as the Plan Administrator, the Company shall have the authority and responsibility for the general administration of this Plan, with the right to appoint an Administrator or Administrative Committee to exercise such authority and responsibility, including the right to appoint one or more Investment Managers. Except to the extent that authority and discretion are allocated to one or more Investment Managers, the Trustee shall have the exclusive authority and discretion to invest, manage and control the assets of the Trust by which this Plan will be funded, subject to and in accordance with the provisions hereof and of the separate Trust Agreement and to matters in which the Trustee is directed by the Participants, the Administrator or the Company. The rights and responsibilities of each named fiduciary shall be exercised severally and not jointly, but any party may serve in more than one fiduciary capacity with respect to this Plan."

2. A new unnumbered paragraph is hereby added at the end of Section 2.14 to read as follows:

    "In the event that an individual who was not classified as an Employee or a common-law employee is legally reclassified as an Employee or a common-law employee of the Company, such Employee shall only first be considered to be an Employee at the time of such reclassification, or, if later, at the time that such individual is initially treated as an Employee or common-law employee on the payroll records of the Company."

3.  Section 2.16 is hereby amended in its entirety to read as follows:

    "2.16 "Equity Fund"
          The separate portion of the Fund or Funds which is to be invested in accordance with Section 6.5 of this Plan."

4.  Section 2.32 is hereby amended in its entirety to read as follows:

    "2.32 "Trustee"
          That corporation designated by the Company from time to time to act as Trustee under the Trust Agreement."

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
5.  A new Section 2.36 is hereby added to read as follows:

    "2.36 "Investment Manager"
          Any entity designated by the Company to direct the investment and reinvestment of one, or more, of the Investment Funds subject to the Trust Agreement. The Company shall have the authority to confirm or deny the appointment of any Investment Manager."

6.  A new Section 2.37 is hereby added to read as follows:

    "2.37 "Valuation Date"
          Valuation Date means any day that the New York Stock Exchange is open for business or any other date chosen by the Administrator."

7. The third sentence of Section 4.2(a) is hereby replaced in its entirety to read as follows:

    "Such agreement shall be delivered at least ten (10) days in advance of its intended effective date (or such shorter period as the Administrator shall determine to be administratively feasible), which shall always be the first payroll date on or after the next succeeding Enrollment Date, and shall be effective beginning with the first payment of Compensation made on or after such Enrollment Date."

8. Effective July 1, 1997, the fourth sentence of Section 4.2(a) is hereby amended in its entirety to read as follows:

    "All such wage deferrals shall be expressed as a percentage of Compensation (which must be at least nine-tenths (0.9%) of Compensation and which must be in one-tenth percent (0.1%) increments) or in dollar or half-dollar amounts (which at a minimum must be five dollars ($5.00) for each weekly payroll period), up to, but not exceeding, fifteen percent (15%) of the Participant's rate of Compensation determined prior to such deferral; however, in the event that a Participant's wage deferral for a particular weekly payroll period should exceed fifteen percent (15%) for such weekly payroll period, wage deferrals for subsequent weekly payroll periods shall be adjusted, as necessary, to ensure that the fifteen percent (15%) maximum wage deferral is not exceeded on an annual basis for such Plan Year."

9.  Section 4.2(b) is hereby amended in its entirety to read as follows:

    "(b) A Participant may change his rate or amount of wage deferral by filing a properly completed and signed change order with the Administrator at least ten (10) days in advance of the intended effective date stated in such change order, which shall always be the first payroll date on or after the next succeeding Enrollment Date, and such change shall be effective beginning with the first payment of Compensation made on or after such Enrollment Date."

10.  Section 4.2(c) is hereby amended in its entirety to read as follows:

     "(c) A Participant may discontinue his wage deferral at any time, but only once in any Plan Year, by filing a properly completed and signed change order with the Administrator at least ten (10) days in advance of the intended effective date stated in such change order, which may be any date specified by the Participant, and such cessation shall be effective beginning with the first payment of Compensation made on or after such

                                 Page 21
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           effective date or as soon as administratively feasible
           thereafter. A Participant who has discontinued his wage deferral pursuant to this subsection may resume wage deferral effective as of any subsequent Enrollment Date by following the procedure set out in subsection (a) of this Section 4.2."

11.  A new Section 4.2(d) is hereby added to read as follows:

     "(d) Notwithstanding any provision in this Plan to the contrary, investment elections, changes or transfers, loans, and certain other decisions or elections by a Participant under this Plan may be accomplished by electronic or telephonic means which are not otherwise prohibited by law and which are in accordance with procedures and/or systems approved or arranged by the Administrator or its delegate expressly for that purpose."

12. Effective August 1, 1998, Section 5.1(a) is hereby amended in its entirety to read as follows:

     "(a) Subject to subsection (b) of this Section 5.1, for each weekly payroll period, the Company shall contribute to the Trust under this Plan an amount (not to exceed three and one-half percent (3-1/2%) of the Compensation of such Participant for such payroll period) equal to one-half (1/2) of the wage deferral of each Participant for such payroll period, provided that the amount of such Matching Contribution shall not exceed the current and accumulated profits of the Company."

13.  Section 6.1 is hereby amended in its entirety to read as follows:

     "6.1  Investment of Contributions
           Each Participant shall be permitted to direct the investment of his Account into any one (1) or more of the Investment Funds, provided, however, that (i) in the case of an investment direction under Section 6.2 of this Plan, at least one percent (1%) of the total amount of Wage Deferral Contribution and Matching Contribution with respect to such Participant shall be designated for investment in each Investment Fund selected by the Participant, and (ii) in the case of an investment direction for all or a portion of the accumulated balance of such Participant's Account under Section 6.3 of this Plan, at least one percent (1%) of the total amount over which such investment direction is made shall be designated for each Investment Fund selected by the Participant."

14. A new unnumbered paragraph is hereby added at the end of Section 6.2 to read as follows:

     "Participant investment elections which Participants originate electronically or by telephone pursuant to Section 4.2(d) will be effective no later than on the first Valuation Date following the date on which the Participant originated the election."

15.  Section 6.3 is hereby amended in it entirety to read as follows:

     "6.3 A Participant's Investment Direction for Accumulated Account
               Balances
          Either with or without changing his investment direction with respect to Contributions to be made thereafter, subject to the

                                 Page 22
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          provisions of Section 6.1 of this Plan, a Participant may, by written notice given to the Administrator at least ten (10) days in advance of the first day of any calendar month (the intended effective date), direct that the accumulated balance in his Account be invested in one or more of the Investment Funds as soon as practicable on or after the intended effective date. The valuation of the Participant's Account as of the end of the day immediately preceding the intended effective date of such investment direction shall be controlling for purposes of implementing the investment direction. A change in investment direction under this Section 6.3 can be made only two (2) times per month.

          Participant investment directions which Participants originate electronically or by telephone pursuant to Section 4.2(d) will be effective no later than on the first Valuation Date following the date on which the Participant originated the election."

16.  Section 6.4 is hereby amended in its entirety to read as follows:

     "6.4 Company Stock Fund
          The Company Stock Fund shall be invested by the Trustee in a pooled investment account consisting of Shares and the Money Market Fund; provided however, that the Trustee may invest such portion in the Money Market Fund as may, from time to time, be determined necessary to maintain liquidity and operation of the Plan. The Trustee may also receive and retain in the Company Stock Fund any Shares issued as a stock dividend or stock split, or in any other reclassification of Shares, and any warrant, right, option or similar instrument which gives the holder the right to acquire any Shares under any circumstances, distributed on or in respect of any Shares held in the Company Stock Fund (and shall sell any other instrument or property so received which does not give the holder the right to acquire Shares). Contributions to the Company Stock Fund shall be applied by the Trustee to the purchase of Shares as soon as is reasonably possible after the Trustee's receipt thereof. Shares shall be purchased on the open market at a price not greater than the current market price per share on the New York Stock Exchange on the date of purchase."

17.  Section 6.5 is hereby amended in its entirety to read as follows:

     "6.5 Equity Funds
          The Equity Funds shall consist of such capital, common and preferred stocks, bonds or other instruments convertible into such stocks, or other equity securities (including, without limitation, any common, collective or commingled trust fund established and maintained by the Trustee for the assets of plans qualified and exempt under Sections 401 and 501 of the Code, which is invested primarily in equity securities), as may be selected by the Trustee from time to time subject to consent thereto by the Company; cash derived from Contributions which are to be invested in such Equity Fund or Funds and from earnings on or sales of other assets in the respective Equity Fund or Funds; and such interim investments (including, without limitation, money market funds, certificates of deposit, bankers' acceptances and obligations of the United States Government) as may be selected by the Trustee from time to time.

                                 Page 23
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          All assets in the Equity Funds shall be held in the name of the
          Trustee, or a nominee."

18.  Section 6.6 is hereby amended in its entirety to read as follows:

     "6.6 Fixed Income Fund
          The Fixed Income Fund shall consist of assets which are invested or held for investment intended to provide income on a fixed income basis, including, but not limited to, short-term and long -term governmental or corporate obligations, trust and participation certificates, mortgages and such interim investments (including, without limitation, money market funds, certificates of deposit, bankers' acceptances and obligations of the United States Government) as may be selected by the Trustee from time to time. The Trustee is also specifically authorized from time to time upon consent by the Company to invest all or part of the Fixed Income Fund in any common, collective or commingled trust fund established and maintained by the Trustee for the assets of plans qualified and exempt under Sections 401 and 501 of the Code, which is invested primarily in fixed-income securities; and to purchase or hold one or more guaranteed investment contracts providing for the accumulation of contributions thereunder at rates of interest which may be changed from time to time. All assets in the Fixed Income Fund shall be held in the name of the Trustee, a nominee or in bearer form."

19.  Section 6.7 is hereby amended in its entirety to read as follows:

     "6.7 Money Market Fund
          The Money Market Fund shall consist of assets purchased or held for investment by the Trustee, which are invested or held by the Trustee, and which are intended to earn income based upon then prevailing money market interest rates. Such assets may include, without limitation, short-term securities backed by the United States Government, governmental or corporate obligations, certificates of deposit, bankers' acceptances, commercial paper, repurchase agreements, and money market certificates. The Trustee is also specifically authorized from time to time upon consent by the Company to invest all or part of the Money Market Fund in any common, collective or commingled trust fund established and maintained by the Trustee for the assets of plans qualified and exempt under Sections 401 and 501 of the Code, which is invested primarily in securities intended to earn income based upon then prevailing money market rates. All assets in the Money Market Fund shall be held in the name of the Trustee, a nominee or in bearer form."

20.  Section 6.10 is hereby amended in its entirety to read as follows:

     "6.10 Reports to Participants
           The Administrator shall furnish each Participant, at least quarterly, a statement of his Account, showing, at a minimum, the number of whole and fractional Shares credited thereto, whether there are other investments in the Account, and if so, identifying such investments (by Investment Fund or item), and the market value of the Account and of each separate portion thereof as of the end of such period."

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21.  Section 7.3(a) and (b) are hereby amended in their entirety to read as follows:

     "7.3 Special Limitation On Contributions For Any Participant For Any
               Plan Year
          The Additions made to a Participant's Account under Article V with respect to any Plan Year, which shall be the Limitation Year for the purpose of Code Section 415, shall not exceed the limitations described in this Section 7.3.

          (a) For purposes of this Section 7.3, "Additions" for any Plan Year means the total of Contributions allocated to a Participant's Account for such Plan Year, plus for Plan Years beginning after July 31, 1989, the Employee's after -tax contributions, if any, to the Participant's Account.

          (b) The amount of such Additions with respect to any Participant for any Plan Year shall not exceed the lesser of:

               (i) Thirty thousand dollars ($30,000) (or such greater amount allowed by the Secretary of Treasury for Cost of Living increases after September 2, 1974), or

              (ii) Twenty-five percent (25%) of the Participant's Compensation for such Limitation Year, excluding for this purpose for Plan Years beginning before 1998 any wage amounts deferred by said Participant under this Plan, as the same may be hereafter amended, supplemented, or replaced.

                    In applying the foregoing limitation, the Administrator shall take into account all defined contribution plans of the Company."

22.  A new Section 7.8 is hereby added to read as follows:

     "7.8 Unit Valuations
          The Administrator may establish unit values for one or more Investment Funds, or portion thereof, and maintain each Participant's interest in such Investment Fund in units in accordance with such rules and procedures as the Administrator deems appropriate. To the extent that unit accounting is utilized for any Investment Fund or portion thereof, the value of a Participant's interest in the Investment Fund at any time shall be an amount equal to the value of a unit of such Investment Fund multiplied by the number of units then credited to the Participant plus such portion of the Participant's interest in such Investment Fund which is not accounted for in units."

23. Effective August 1, 1998, the second paragraph of Section 9.2(a) is hereby amended in its entirety to read as follows:

     "Upon cessation of employment, a Participant whose entire Account balance exceeds $5,000 may, notwithstanding the foregoing, elect (subject to the provisions of subsection (c) of this Section 9.2) to have his entire Account balance remain in the Fund and continue to be subject to, and invested in accordance with, the Plan provisions, for a period of not more than five (5) years following cessation of employment or to age sixty-five (65), if later. If he elects the

                                 Page 25
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     above deferral, he may choose, upon thirty (30) days advance written notice, to have his entire Account balance distributed to him at any time during such elected deferral period."

24.  The final sentence of Section 9.2(b) is amended to read as follows:

     "Interests in the Equity Fund or Funds, the Fixed Income Fund and the Money Market Fund shall always be distributed in cash."

25. The seventh complete sentence of Section 9.2(c)(ii) is amended to read as follows:

     "Minimum distributions shall be withdrawn from each Investment Fund or Funds in the same proportion as the balance of the Investment Funds bear to each other."

26.  Section 9.2(d) is amended in its entirety as follows:

     "(d) Payment to an alternate payee pursuant to a Qualified Domestic Relations Order shall be made in one lump-sum payment, as soon as administratively feasible after the Administrator determines that the domestic relations order is a Qualified Domestic Relations Order (as defined in Section 414(p) of the Code), and after the Administrator has delivered notice of the distribution to the alternate payee (as described by Section 9.2(f) of the Plan), in an amount specified in such domestic relations order. Payment to an alternate payee may be made before the time the Participant's vested account balance becomes payable to the Participant.

           To the extent the Qualified Domestic Relations Order requires payment of all or any portion of a Participant's account to an alternate payee on or after the Participant's earliest retirement age (as defined in Section 414(p) of the Code), such amount shall be segregated into a separate account for such alternate payee and shall be invested among the respective Investment Funds in the same ratio as the Participant's account immediately prior to such segregation, and, if directed investments are available, the alternate payee shall then be entitled to direct the investment of the segregated funds. Payment shall then be made to the alternate payee at the time and in the form specified in the Qualified Domestic Relations Order."

27.  The final sentence of Section 9.2(e) is amended to read as follows:

     "Participant and/or spousal consent shall not be required if distribution is being made because the Participant's account balance is less than $5,000."

28. Section 9.3(c)(iv) is hereby amended in its entirety to read as follows:

     "(iv) If a Participant, who has one outstanding loan, applies for a hardship withdrawal and if the amount necessary to satisfy the Participant's financial hardship is not in excess of the additional loan amount allowable under Section 9.4, then the Participant shall borrow such additional amount by applying for a second loan from the Plan instead of taking a hardship withdrawal."
                                 Page 26
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29.  Section 9.3(c)(v) is hereby amended in its entirety to read as follows:

     "(v) If a Participant has two outstanding loans and applies for a hardship withdrawal, such hardship withdrawal may be permitted up to the amount of the hardship and subject to the limitations of Section 9.3(a). If a Participant has one outstanding loan and if the amount of the Participant's financial hardship exceeds the maximum loan amount allowable under Section 9.4, then a hardship withdrawal may be permitted up to the amount of hardship and subject to the limitations of Section 9.3(a)."

30.  Section 9.3(c)(vi) is amended in its entirety to read as follows:

     "(vi) The withdrawal shall be made from each Investment Fund or Funds in the same proportion as the balance of the Investment Funds bear to each other."

31. Section 9.3(c)(viii) is hereby amended in its entirety to read as follows:

     "(viii) A Participant who receives a hardship distribution, as provided in this subsection (c), or who has an outstanding loan and receives an additional loan to relieve a hardship, as provided in subclause (iv) of this subsection (c), shall not be permitted to make wage deferrals pursuant to this Plan until the first payroll date of the calendar month following the expiration of a twelve (12) month period after receipt of either such hardship distribution or such new loan in lieu of the hardship distribution. The Participant must give the Administrator at least ten (10) days advance notice to resume wage deferrals."

32.  Section 9.4(b) is hereby amended in its entirety to read as follows:

     "(b) The loan may be applied for over the telephone, shall be evidenced by a Promissory Note on a form available from the Administrator, shall bear interest at a rate comparable to the prevailing interest rate charged by commercial lenders for similar loans, shall be secured by the Participant's Account, and shall be repayable in installments, by payroll deductions, over a period not to exceed 234 weeks from the date of such loan, or not to exceed 494 weeks in the case of a loan for the purchase of the Participant's primary residence. If the Participant is on unpaid leave, payments must be made monthly and must be received by the Payroll Department no later than the Wednesday preceding the first payday of the month for which the payment is being made. The note shall be subject to repayment in whole or in part at any time without premium or penalty, with no less than one hundred percent (100%) of the outstanding balance to be repaid. Notes shall become due and payable in full when the Participant ceases to be an Employee."

33.  Section 9.4(e) is hereby amended in its entirety to read as follows:

     "(e) An application for a loan may be received at any time, and an approved loan shall be disbursed as soon as administratively practicable thereafter. A new loan cannot begin until after repayment in full of the prior loan. The dollar amounts to be

                                 Page 27
           loaned shall be taken from the investment accounts in the same proportion as the Investment Fund balances bear to each other. No Participant may borrow any sum hereunder so long as any previous loan to such Participant remains unpaid, except as provided under Section 9.3(c)."

34.  Section 9.4(g) is hereby amended in its entirety to read as follows:

     "(g) Once the Administrator has approved a loan application for a Participant and has determined the rate of interest such loan will bear, the Administrator will provide the Participant with the form of Promissory Note to evidence such loan and as a precondition to the disbursement of such loan, the Participant shall sign and date such Promissory Note and return it to the Administrator within thirty (30) days for disbursement within five (5) days thereafter. A copy of such Note shall be retained by the Participant."

35. Effective February 1, 1996, Section 9.4(h) is hereby amended in its entirety to read as follows:

     "(h) For the purposes of this Section 9.4, the Plan Administrator is the Treasurer and Assistant Secretary. The Administrator will impose no specific limitations on the type or amount of Participant loans, except as provided in Section 9.4(a) above."

36. A new paragraph is hereby added at the end of Section 16.3(a) to read as follows:

     "The Administrator shall also have the authority and discretion to engage an Administrative Delegate who shall perform, without discretionary authority or control, administrative functions within the framework of policies, interpretations, rules, practices, and procedures made by the Administrator or other Plan fiduciary. Any action made or taken by the Administrative Delegate may be appealed by an affected Participant to the Administrator in accordance with the claims review procedures provided in Section 13.6. Any decisions which call for interpretations of Plan provisions not previously made by the Administrator shall be made only by the Administrator. Administrative Delegate means one or more persons or institutions to whom the Administrator has delegated certain administrative functions pursuant to a written agreement."

37.  Section 16.5 is hereby amended in its entirety to read as follows:

     "16.5 Valuation Of Shares
           The value of a fractional Share for purposes of Section 9.2(b) of this Plan shall be based on the value of a full Share at the closing price per Share on the New York Stock Exchange on the Valuation Date which is one day prior to distribution."


                              DOUGLAS H. YAEGER
                              _______________________________________
                              Title:  President and Chief
                                      Operating Officer


                                 Page 28

                              GERALD T. MCNEIVE, JR.
                              _______________________________________
                              Title:  Senior Vice President - Finance
                                      and General Counsel



















































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